EXHIBIT E
_________
PLAN FOR COMPENSATING RETIRED DIRECTORS
FOR
POST RETIREMENT AVAILABILITY AND SERVICE
(As amended effective as of December 21, 1994)

The objective of the Plan for Compensating Retired Directors for Post Retirement Availability and Service (the "Plan") is to recognize the value of a Director's past service to The Dun & Bradstreet Corporation (the "Corporation"), to compensate for the availability of the Director's knowledge and experience as a resource to the Corporation after the Director's retirement, and to facilitate the recruitment of new Directors.
1. Each Director of the Corporation who has served as such for at least five years, including two years during which the Director was not also an employee of the Corporation or its subsidiaries, shall be entitled Each Director of the Corporation who has served as such for at least upon reaching age 70 to receive an amount (the "Plan Benefit") under the Plan each year thereafter until such Director's death. For purposes of the Plan, more than six months of service during a 12-month period after a Director's first election to the Board of Directors of the Corporation (the "Board") will be considered as a full year's service. The annual Plan Benefit will be an amount equal to the annual retainer being paid for service on the Board at the time the Director retires, which amount shall be paid in advance quarterly or, at the Director's election in accordance with Paragraph 3 or 6 below, in a lump sum distribution of the actuarial present value of such annual benefits or in a combination of a lump sum distribution and advance quarterly payments. The relevant annual retainer shall not include retainers, if any, paid to Board members for service as chairmen of committees of the Board, nor shall it include meeting fees.
2. An eligible Director who retires from the Board at or after age 70 will start to receive any portion of the Plan Benefits which is payable quarterly in the first calendar quarter after retirement. An eligible Director who retires from the Board prior to age 70 for any reason, other than disability that terminates the Director's active business or professional career, will start to receive any portion of the Plan Benefits which is payable quarterly in the first calendar quarter subsequent to the Director's reaching age 70. An eligible Director who retires from the Board prior to age 70 due to such disability will start to receive any portion of the Plan Benefits which is payable quarterly in the first calendar quarter after such retirement or after reaching age 65, whichever occurs later.
3. A Director who is eligible for benefits under this Plan may make an election while serving as a Director of the Corporation, on a form supplied by the Executive Compensation and Stock Option Committee of the Board (the "Committee"), to receive all, none, or a specified portion of his aggregate Plan Benefits under this Plan in a lump sum distribution and to receive any balance of such Plan Benefits in the form of advance quarterly payments made in the manner and at such time as described in Paragraphs 1 and 2 of this Plan (an "Election"); provided that any such Election shall be effective for purposes of this Plan only if (i) such Director remains in the service of the Corporation as a Director for the full twelve calendar months immediately following the Election Date of such Election, except in the case of such Director's "total disability" as provided below and (ii) such Director complies with the administrative procedures set forth by the Committee with respect to the making of the Election. A Director making such an Election may specify the portion of his aggregate Plan Benefits under this Plan to be received in a lump sum as follows: 0 percent, 25 percent, 50 percent, 75 percent or 100 percent.
4. An eligible Director may make an Election while serving as a Director of the Corporation for a payment form different than the payment form previously elected in a prior Election by filing a revised election form; provided that any such new Election shall be effective only if the conditions in clauses (i) and (ii) of the Paragraph 3 are satisfied with respect to such new Election. Any prior Election made by an eligible Director that has satisfied such conditions remains effective for purposes of this Plan until such Director has made a new Election that satisfies such conditions.
5. In the event an eligible Director who has made an Election dies or becomes "totally disabled" as defined in The Dun & Bradstreet Corporation Long Term Disability Plan (the "Disability Plan") while serving the Corporation as a Director and such "total disability" occurs during the twelve-calendar-month period immediately following the Election Date of such Election, the condition that such Director remain serving as a Director of the Corporation for such twelve-month-period shall be deemed to be satisfied and such Election shall be effective with respect to Plan Benefits payable to such Director under this Plan.
6. Any Director who is eligible for benefits under this Plan and who as of December 31, 1994 (i) is age 69 or older and (ii) has served at least 4 years as a Director of the Corporation, including at least one year during which the Director was not also an employee of the Corporation or its subsidiaries, may make an election, on a form supplied by the Committee, to receive all, none, or a specified portion, in the same percentages as described in Paragraph 3 of this Plan, of his aggregate Plan Benefits under the Plan in a lump sum and to receive any balance of such benefits in the form of advance quarterly payments made in the manner and at such time as described in Paragraphs 1 and 2 of this Plan (a "Special Election"); provided that any such Special Election shall be effective for purposes of this Plan only if such Director remains in the service of the Corporation as a Director for the one calendar month immediately following the Election Date, except in the case of "total disability" as provided in the immediately following paragraph and complies with the administrative procedures set forth by the Committee with respect to the making of the Special Election; and provided further that the Election Date with respect to any such Special Election is not later than January 31, 1995.
7. In the event an eligible Director who has made a Special Election becomes "totally disabled" as defined in the Disability Plan while serving the Corporation as a Director and such "total disability" occurs during the one-calendar-month-period immediately following the Election Date of such Special Election, the Director shall for purposes of this Plan be deemed to have served the Corporation as a Director for such one-calendar-month period, and such Special Election shall be effective with respect to Plan Benefits payable to such Director under this Plan.
8. If a Director who is eligible for Plan Benefits has made an Election or Special Election to receive any portion of such Plan Benefits in a lump sum distribution and such Election or Special Election is effective on the date Plan Benefits would otherwise commence under Paragraphs 1 and 2 of this Plan, such Plan Benefits shall be payable in the form so elected pursuant to such Election or Special Election. Any portion of a Director's Plan Benefits payable in a lump sum shall be paid on the date that is 60 days after the date when Plan Benefits under this Plan which are payable in quarterly payments commence, or would commence if any such Plan Benefits were payable in quarterly payments, or as soon as practicable thereafter, provided the Committee has approved such payment.
 A lump sum distribution of a Director's Plan Benefits made pursuant to an Election or Special Election under this Plan shall fully satisfy all present and future Plan liability with respect to such Director for such portion or all of such Plan Benefits so distributed.
9. The amount of any portion of a Director's Plan Benefits payable as a lump sum under this Plan shall equal the present value of such portion of such Director's Plan Benefits, and such present value shall be determined
(i) based on a discount rate equal to the average of 85% of the 15-year non-callable U.S. Treasury bond yields as of the close of business on the last business day of each of the three months immediately preceding the date when quarterly payments with respect to such Plan Benefits otherwise would commence if no Election or Special Election under the Plan had been made and (ii) using the 1983 Group Annuity Mortality Table.
10. "Election Date" for purposes of this Plan means the date that a properly completed election form with respect to an Election or a Special Election is received by the Treasurer of the Corporation.
11. As a condition to the right to receive any Plan Benefits, each eligible Director must agree to be available after retirement to consult with the Corporation and to render it such advice as the Corporation shall, from time to time, reasonably request. No Director shall be eligible for Plan Benefits (or continuation thereof) if, at any time subsequent to election as a Director of the Corporation, the Director engages in any business or activity which is competitive with or detrimental to the Corporation. Notwithstanding any other provision of this Plan to the contrary, a Director who receives any portion of his Plan Benefits in a lump sum distribution pursuant to an Election or Special Election shall receive such lump sum portion of his Plan Benefits subject to the condition that if the Director engages in any business or activity which is competitive with or detrimental to the Corporation, such Director shall within 60 days after written notice by the Corporation repay to the Corporation the amount described in the immediately following sentence. The amount to be repaid shall equal the amount, as determined by the Committee, of the Director's lump sum benefit paid under this Plan to which such Director would not have been entitled, if such lump sum benefit had instead been payable in the form of advance quarterly payments under this Plan and such payments were subject to the provisions of this Paragraph 11.
12. Plan Benefits will cease to be paid upon a Director's death, and may not be assigned or alienated by a Director.
13. Subject to certain conditions as provided below, the Corporation shall indemnify each Director who receives any benefits under this Plan in the form of installments as described in Paragraphs 1 and 2 of this Plan for any interest and penalties that may be assessed by the U.S. Internal Revenue Service (the "Service") with respect to U.S. Federal income tax on any such benefits (payable under the Plan in installments) upon final settlement or judgment with respect to any such assessment in favor of the Service, provided the basis for the assessment is that the amendment of this Plan to provide for the Election or the Special Election causes the Director to be treated as being in constructive receipt of such benefits prior to the time when such benefits are actually payable under the Plan.
14. In case any such assessment shall be made against a Director, such Director (the "indemnified party"), shall promptly notify the Corporation's Treasurer in writing and the Corporation, upon request of such indemnified party, shall select and retain an accountant or legal counsel reasonably satisfactory to the indemnified party to represent the indemnified party in connection with such assessment and shall pay the fees and expenses of such accountant or legal counsel related to such representation, and the Corporation shall have the right to determine how and when such assessment by the Service should be settled, litigated or appealed. In connection with any such assessment, any indemnified party shall have the right to retain his own accountant or legal counsel, but the fees and expenses of such accountant or legal counsel shall be at the expense of such indemnified party unless the Corporation and the indemnified party shall have mutually agreed to the retention of such accountant or legal counsel.
15. The Corporation shall not be liable to a Director for any indemnity payments under this Plan with respect to any assessment described in Paragraph 13 of this Plan if such Director against whom such assessment is made has not notified or allowed the Corporation to participate with respect to such assessment in the manner described above or, following demand by the Corporation, has not made the deposit with the Service to avoid any additional interest or penalties as described in Paragraph 16 or has agreed to, or otherwise settled with the Service with respect to, such assessment without the Corporation's prior written consent, provided, however, (i) if such assessment is settled with such consent or if there is a final judgment for the Service, (ii) the Corporation has been notified and allowed to participate in the manner as provided above and (iii) the Director has made any required deposit to avoid additional interest or penalties as described in Paragraph 16 of this Plan, the Corporation agrees to indemnify the indemnified party to the extent set forth in Paragraphs 13 and 14 of this Plan.
16. In the event a final settlement or judgment with respect to an assessment as described under Paragraph 13 of this Plan has been made against a Director, such Director may receive a portion or all of his Plan Benefits that is otherwise payable as an annuity under this Plan in the form of a lump sum in accordance with procedures as the Committee may set forth, and such lump sum distribution will be made as soon as practicable after any such election. At the time such assessment is made against such Director (the "assessed party") and prior to any final settlement or judgement with respect to such assessment, if so directed by the Corporation, such assessed party shall, as a condition to receiving any indemnity under Paragraphs 13 and 14 of this Plan, as soon as practicable after notification of such assessment make a deposit with the Service to avoid any additional interest or penalties with respect to such assessment and, upon the request of such assessed party, the Corporation shall lend, or arrange for the lending to, such assessed party a portion of his remaining benefit under this Plan, not to exceed the lump sum value of such benefit under this Plan, determined using the actuarial assumptions set forth in Paragraph 9 of this Plan, solely for purposes of providing the assessed party with funds to make a deposit with the Service to avoid any additional interest or penalties with respect to such assessment.
17. Upon the occurrence of a "Change in Control" of the Corporation, as such term is defined in Paragraph 18 of this Plan, (i) each former Director shall receive a lump sum distribution of such Director's unpaid Plan Benefits under the Plan in an amount equal to the present value of such benefits, within 30 days of the date of such Change in Control, in full satisfaction of all present and future Plan liability with respect to such former Director and (ii) each fully vested Director who is not already receiving benefits under the Plan shall receive (A) a lump sum distribution of the present value of such Director's Plan Benefits, determined as if the Director had retired as of the date of such Change in Control, within 30 days of the date of such Change in Control, and (B) a lump sum distribution of the present value of such Director's additional Plan Benefits, if any, accrued under the Plan from the date of the Change in Control until the date such Director ceases to be an active Director, within 30 days from the date the Director ceases to be an active Director; provided, however, in the event an active Director has less than five years of service but at least two full years of service as a Director at the time a Change in Control of the Corporation occurs, including at least two years during which the Director was not also an employee of the Corporation or its subsidiaries, such Director shall receive (i) 40% of the present value of the Plan Benefit, determined as if the Director had retired as of the date of such Change in Control with five years of such service, plus an additional 20% of such Plan Benefit for each year (or portion thereof) of such service in excess of two years and such benefit shall be paid to the Director in a lump sum within 30 days of the date of such Change in Control and (ii) within 30 days after the Director ceases to be an active Director, a lump sum distribution of the present value of the Director's additional Plan Benefit, if any, accrued under the Plan from the date of the Change in Control until the date the Director ceases to be an active Director; provided further, that in the event an active Director has less than two full years of service as a Director at the time a Change in Control of the Corporation occurs, the Director shall receive (i) within 30 days of the date the Director completes two years of service, during which the Director was not also an employee of the Corporation or its subsidiaries, a lump sum distribution equal to 40% of the present value of the Plan Benefit, determined as if the Director had retired as of the date of such Change in Control with five years of such service, and (ii) within 30 days after the Director ceases to be an active Director, a lump sum distribution of the present value of the Director's additional Plan Benefit, if any, accrued under the Plan from the date the Director completed such two years of service until the date the Director ceases to be an active Director. Lump sum amounts payable hereunder shall be equal to the value on the lump sum payment date of the installment benefit payable to the Director as follows:

(a) For a former Director who is currently receiving Plan Benefits, the lump sum amount shall equal the present value of future installment payments as of the date the lump sum payment is made.

(b) For a former Director (other than a disabled Director) whose Plan Benefits have not yet commenced, the lump sum amount shall equal the value of the installment benefit payable commencing as of the first day of the calendar quarter immediately following the Director's 70th birthday.

(c) For a former Director who retired due to disability and whose benefits have not yet commenced, the lump sum amount shall equal the value of the installment benefit payable commencing as of the first day of the calendar quarter immediately following the Director's 65th birthday.

(d) For a Director who is active at the time of a Change in Control, the lump sum amount payable prior to the Director's retirement shall equal the value of the installment benefit payable commencing as of the first day of the calendar quarter immediately following the Director's 70th birthday, assuming that the Director retires (i) on the date of the occurrence of the Change in Control, if the Director has at least two years of service on such date or (ii) on the date the Director completes two years of service, if the Director has not completed at least two years of service on the date of the occurrence of the Change in Control.

(e) For a Director who is active at the time of a Change in Control, the lump sum amount payable after such Director ceases to be a Director shall equal the value of the installment benefit payable as of the date such Director ceases to be an active Director, commencing as of the first day of the calendar quarter immediately following the Director's 70th birthday, minus the amount, if any, received under (d) above.

The determination of present value shall be based on the 1983 Group Annuity Mortality Table and the interest rate or rates established by the Pension Benefit Guaranty Corporation as of January 1st of the applicable year, for purposes of determining the present value of immediate annuities. If any lump sum payment is not made within the applicable 30-day time period described above, interest shall be credited to the amount of such payment at an annual rate equal to the yield on 90-day U.S. Treasury Bills plus one percentage point. For this purpose the yield on U.S. Treasury Bills shall be the rate published in The Wall Street Journal on the first business day of the calendar month in which the first day of such 30-day period falls.
18. A "Change in Control" of the Corporation shall mean the occurrence of any of the following events:

(a) any "person," as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation's then outstanding securities;

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new Director (other than a Director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (a), (c) or (d) of this Paragraph) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;
 (c) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Corporation's then outstanding securities; or

(d) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

19. Plan Benefits payable under this Plan shall not be funded and shall be made out of the general funds of the Corporation; provided, however, that the Corporation reserves the right to establish one or more trusts to provide alternate sources of benefit payments under this Plan, provided, further, however, that upon the occurrence of a "Potential Change in Control" of the Corporation, as defined below, the appropriate officers of the Corporation are authorized to make contributions to such a trust fund, established as an alternate source of benefits payable under the Plan, as are necessary to fund the lump sum payments to Directors required pursuant to Paragraph 17 of this Plan in the event of a Change in Control of the Corporation; provided, further, however, that if payments are made from such trust fund, such payments will satisfy the Corporation's obligations under this Plan to the extent made from such trust fund.
In determining the amount of the necessary contribution to the trust fund in the event of a Potential Change in Control, the following actuarial assumptions shall be used: (i) the interest rate used shall be the interest rate used by the Pension Benefit Guaranty Corporation for determining the value of immediate annuities as of January 1st of the year of the occurrence of the Potential Change in Control, (ii) the 1983 Group Annuity Mortality Table shall be used, and (iii) it shall be assumed that all active Directors will retire as soon as practicable after the occurrence of the Potential Change in Control.
For the purposes of this Plan, "Potential Change in Control" means:

(a) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation;
(b) any person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Corporation;
 (c) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation (or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), who is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 9.5% or more of the combined voting power of the Corporation's then outstanding securities, increases such person's beneficial ownership of such securities by 5% or more over the percentage so owned by such person; or
(d) the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control of the Corporation has occurred

20. The Committee shall be responsible for the administration of the Plan and may delegate to any management committee, employee, Director or agent its responsibility to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion; provided that such delegation shall be subject to revocation at any time at its discretion. The Committee shall have full authority to interpret the provisions of the Plan and construe all of its terms, to adopt, amend, and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable, other than those determinations delegated to management employees or independent third parties by the Board. All of its rules, interpretations and decisions shall be applied in a uniform manner to all Directors similarly situated and decisions of the Committee shall be conclusive and binding on all persons.
21. The Plan will be effective with respect to Directors retiring from the Board after January 1, 1980; provided, however, that no Director shall be eligible to receive Plan Benefits for the period prior to August 1, 1981. Service on the Board prior to January 1, 1980 shall count for the purpose of determining eligibility for benefits under the Plan.
22. The Plan may be modified, amended or revoked at any time by the Board of Directors of the Corporation.


Adopted by Board of
Directors:  July 15, 1981

Amended by Board of
Directors, effective:  September 20, 1989
December 19, 1990
July 1, 1994
December 21, 1994
                                  E-1

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